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                                                                     Exhibit 5.1

        December 28, 1999


        Colorado MEDtech, Inc.
        6175 Longbow Drive
        Boulder, CO 80301

        Ladies and Gentlemen:

        We have acted as counsel to Colorado MEDtech, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") registering under the Securities Act of 1933, as amended, an aggregate of 736,324 shares of no par value common stock of the Company (the "Shares"). As such, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws (each as amended), and minutes of meetings of the Company's Board of Directors.

        Based upon the foregoing, and assuming that the Shares will be issued and sold in accordance with the Registration Statement at a time when effective, we are of the opinion that upon issuance of the Shares and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and non-assessable securities of the Company.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

        Sincerely,


        /s/ Chrisman, Bynum & Johnson, P.C.

        CHRISMAN, BYNUM & JOHNSON, P.C.